Exhibit 4.27

Equity Interest Purchase Agreement

This Agreement is executed on August 24, 2025 at Haier Industrial Park, Laoshan District, Qingdao, by and among:

The Seller (hereinafter referred to as “Party A”):

Wang Youdong, ID No.: ******;

The Buyer (hereinafter referred to as “Party B”):

Fang Xing, ID No.: ******;

The Target Company (hereinafter referred to as “Party C”): Beijing Shengtuo Hongyuan Information Technology Co., Ltd., universal social credit code: 91110108563619210K.

The registered capital of Party C is RMB 10,000,000. Party A contributed RMB 5,000,000, accounting for 50% of the total. In accordance with the applicable laws and regulations, the Parties hereby enter into this Agreement as below through friendly consultation:

Clause 1 Equity Interests to be Sold And The Sale Price

1.1	Party A shall sell 50% equity interests he held in Party C to Party B at the price of RMB 5,000,000.

1.2	Other rights and obligations pertaining to the said equity interests shall be transferred together with such equity interests.

1.3

After the sale of equity interests as contemplated hereunder is consummated and the relevant procedures for change are properly handled with the competent administration for market regulation, Party B shall pay the share sale price to Party A. It is acknowledged by the Parties, Party B shall have the right to offset the debts owed to it by Party A against the share sale price due by it to Party A hereunder, or make payment hereunder according to the method of payment as agreed by the Parties through consultation at that time.

1.4

As of the effective date of this Agreement, Party B shall become a shareholder holding a 50% equity interest in Party C. Party B shall enjoy the ownership and related rights and interests in the aforementioned transferred equity, and shall assume limited liability to the extent of its capital contribution. Party C shall issue a register of shareholders to reflect the equity transfer under this Agreement.

Clause 2 Undertakings and Warranties

Party A hereby warrants that, the equity interests to be sold to Party B under Clause 1 hereof are lawfully owned by him, and he has the lawful right to dispose of such equity interests. Except for the pledge created under the Equity Interest Pledge Agreement entered into by Party A with Beijing Chezhiying Technology Co., Ltd., there are no pledges or other securities or third-party’s claims over the equity interests to be sold by Party A hereunder.

Clause 3 Liabilities for Breach of the Agreement

If any party fails to perform or materially breaches any provisions contained herein, he or she shall indemnify the non-breaching party for any losses caused thereby, and, except as otherwise agreed in this Agreement, the non-breaching party may terminate this Agreement and claim against the breaching party.

Clause 4 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the applicable laws of the People’s Republic of China.

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultation, failing which, a lawsuit may be brought with the competent court having jurisdiction.

Clause 5 Miscellaneous

5.1

This Agreement shall be executed in four originals, of which each party keeps one, and the remaining shall be filed with the competent administration for market regulation. All copies have the same legal effects.

5.2

This Agreement shall be established upon its signing by all the parties or their respective authorized representative, and shall become effective upon the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025.

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(Signature Page of the Equity Interest Purchase Agreement)

Party A

Wang Youdong (signature): /s/ Wang Youdong

Date:

(Signature Page of the Equity Interest Purchase Agreement)

Party B

Fang Xing (signature): /s/ Fang Xing

(Signature Page of the Equity Interest Purchase Agreement)

Party C

Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (Company Seal):

/s/ Beijing Shengtuo Hongyuan Information Technology Co., Ltd.